Exhibit 5.1

January 27, 2017 Varex Imaging Corporation 1678 South Pioneer Road Salt Lake City, UT 84104	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1 415 773 5700 orrick.com

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Varex Imaging Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) an aggregate of 6,700,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance pursuant to the Company’s 2017 Omnibus Stock Plan, (ii) an aggregate of 1,000,000 shares of Common Stock reserved for issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan (together with the 2017 Omnibus Stock Plan, the “Equity Plans”), (iii) an aggregate of $5,000,000 in deferred compensation obligations that may be offered pursuant to the Varex Imaging Corporation 2016 Deferred Compensation Plan, and (iv) an aggregate of $3,000,000 in deferred compensation obligations that may be offered pursuant to the Varex Imaging Corporation Frozen Deferred Compensation Plan (together with the Deferred Compensation Plan, the “Deferred Compensation Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the shares under the Equity Plans and the deferred compensation obligations that may be offered pursuant to the terms of the Deferred Compensation Plans.

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents, and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, and (c) the representations of officers and employees are correct as to questions of fact.

Our opinion herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions. For purposes of the opinions set forth below, we have assumed that the Deferred Compensation Plans have been established and are intended to be maintained as “top hat” plans under the Employee Retirement Income Security Act of 1974, as amended, which are plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

January 27, 2017

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares to be issued pursuant to the terms of the Equity Plans have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Equity Plans, will be validly issued, fully paid and non-assessable. In addition, based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that deferred compensation obligations offered pursuant to the terms of the Deferred Compensation Plans will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Deferred Compensation Plans, except that such enforceability may be subject to (i) limitations imposed by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws effecting creditors’ rights generally, (ii) general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law, and (iii) rights to indemnity and contribution, which may be limited by applicable law or equitable principles or otherwise unenforceable as against public policy. In addition, the manner in which any particular issue relating to the foregoing opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington, & Sutcliffe, LLP

Orrick, Herrington, & Sutcliffe, LLP